Exhibit 16

PricewaterhouseCoopers LLP 3 Embarcadero Center San Francisco, CA 94111-4004 Telephone (415) 498 5000 Facsimile (415) 498 7100

April 6, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Core-Mark Holding Company, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Core-Mark Holding Company, Inc. dated March 20, 2006. We agree with the statements concerning our Firm in such Form 8-K/A. However, we make no comment whatsoever regarding the current status of remediation efforts regarding material weaknesses.

Very truly yours,

PricewaterhouseCoopers LLP